Exhibit 1 Third Quarter 2022 Earnings Webcast October 27, 2022

02 About projections and forward-looking statements Additional information about Vista Energy, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized under the laws of Mexico (the“Company” or“Vista”) can be found in the“Investors” section on the website at www.vistaoilandgas.com. This presentation does not constitute an offer to sell or the solicitation of any offer to buy any securities of the Company, in any jurisdiction. Securities may not be offered or sold in the United States absent registration with the U.S. Securities Exchange Commission(“SEC”), the Mexican National Securities Registry held by the Mexican National Banking and Securities Commission(“CNBV”) or an exemption from such registrations. This presentation does not contain all theCompany’s financial information. As a result, investors should read this presentation in conjunction with theCompany’s consolidated financial statements and other financial information available on theCompany’s website. All the amounts contained herein are unaudited. Rounding amounts and percentages: Certain amounts and percentages included in this presentation have been rounded for ease of presentation. Percentage figures included in this presentation have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, certain percentage amounts in this presentation may vary from those obtained by performing the same calculations using the figures in the financial statements. In addition, certain other amounts that appear in this presentation may not sum due to rounding. This presentation contains certain metrics that do not have standardized meanings or standard methods of calculation and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate theCompany’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods. No reliance may be placed for any purpose whatsoever on the information contained in this document or on its completeness. Certain information contained in this presentation has been obtained from published sources, which may not have been independently verified or audited. No representation or warranty, express or implied, is given or will be given by or on behalf of the Company, or any of its affiliates (within the meaning of Rule 405 under the Act,“Affiliates”), members, directors, officers or employees or any other person (the“RelatedParties”) as to the accuracy, completeness or fairness of the information or opinions contained in this presentation or any other material discussed verbally, and any reliance you place on them will be at your sole risk. Any opinions presented herein are based on general information gathered at the time of writing and are subject to change without notice. In addition, no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) is or will be accepted by the Company or any of its Related Parties in relation to such information or opinions or any other matter in connection with this presentation or its contents or otherwise arising in connection therewith. This presentation also includes certain non-IFRS (International Financial Reporting Standards) financial measures which have not been subject to a financial audit for any period. The information and opinions contained in this presentation are provided as at the date of this presentation and are subject to verification, completion and change without notice. This presentation includes“forward-lookingstatements” concerning the future. The words such as“believes,”“thinks,”“forecasts,”“expects,”“anticipates,”“intends,”“should,”“seeks,”“estimates,”“future” or similar expressions are included with the intention of identifying statements about the future. For the avoidance of doubt, any projection, guidance or similar estimation about the future or future results, performance or achievements is a forward-looking statement. Although the assumptions and estimates on which forward-looking statements are based are believed by our management to be reasonable and based on the best currently available information, such forward-looking statements are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. Projections related to production results as well as costs estimations– includingVista’s anticipated performance and guidance for 2022 included in this presentation– are based on information as of the date of this presentation and reflect numerous assumptions including assumptions with respect to type curves for new well designs and certain frac spacing expectations, all of which are difficult to predict and many of which are beyond our control and remain subject to several risks and uncertainties. The inclusion of the projected financial information in this document should not be regarded as an indication that we or our management considered or consider the projections to be a reliable prediction of future events. As such, no representation can be made as to the attainability of projections, guidances or other estimations of future results, performance or achievements. We have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone. Neither our management nor any of our representatives has made or makes any representation to any person regarding our future performance compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. We may or may not refer back to these projections in our future periodic reports filed under the Exchange Act. These expectations and projections are subject to significant known and unknown risks and uncertainties which may cause our actual results, performance or achievements, or industry results, to be materially different from any expected or projected results, performance or achievements expressed or implied by such forward-looking statements. Many important factors could cause our actual results, performance or achievements to differ materially from those expressed or implied in our forward- looking statements, including, among other things: uncertainties relating to future government concessions and exploration permits; adverse outcomes in litigation that may arise in the future; general political, economic, social, demographic and business conditions in Argentina, Mexico and in other countries in which we operate; changes in law, rules, regulations and interpretations and enforcements thereto applicable to the Argentine and Mexican energy sectors, including changes to the regulatory environment in which we operate and changes to programs established to promote investments in the energy industry; any unexpected increases in financing costs or an inability to obtain financing and/or additional capital pursuant to attractive terms; any changes in the capital markets in general that may affect the policies or attitude in Argentina and/or Mexico, and/or Argentine and Mexican companies with respect to financings extended to or investments made in Argentina and Mexico or Argentine and Mexican companies; fines or other penalties and claims by the authorities and/or customers; any future restrictions on the ability to exchange Mexican or Argentine Pesos into foreign currencies or to transfer funds abroad; the revocation or amendment of our respective concession agreements by the granting authority; our ability to implement our capital expenditures plans or business strategy, including our ability to obtain financing when necessary and on reasonable terms; government intervention, including measures that result in changes to the Argentine and Mexican, labor markets, exchange markets or tax systems; continued and/or higher rates of inflation and fluctuations in exchange rates, including the devaluation of the Mexican Peso or Argentine Peso; any force majeure events, or fluctuations or reductions in the value of Argentine public debt; changes to the demand for energy; uncertainties relating to the effects of the Covid-19 outbreak; environmental, health and safety regulations and industry standards that are becoming more stringent; energy markets, including the timing and extent of changes and volatility in commodity prices, and the impact of any protracted or material reduction in oil prices from historical averages; changes in the regulation of the energy and oil and gas sector in Argentina and Mexico, and throughout Latin America; our relationship with our employees and our ability to retain key members of our senior management and key technical employees; the ability of our directors and officers to identify an adequate number of potential acquisition opportunities; our expectations with respect to the performance of our recently acquired businesses; our expectations for future production, costs and crude oil prices used in our projections; increased market competition in the energy sectors in Argentina and Mexico; and potential changes in regulation and free trade agreements as a result of U.S., Mexican or other Latin American political conditions. Forward-looking statements speak only as of the date on which they were made, and we undertake no obligation to release publicly any updates or revisions to any forward-looking statements contained herein because of new information, future events or other factors. In light of these limitations, undue reliance should not be placed on forward-looking statements contained in this presentation. Further information concerning risks and uncertainties associated with these forward-looking statements and Vista’s business can be found inVista’s public disclosures filed on EDGAR (www.sec.gov) or at the web page of the Mexican Stock Exchange (www.bmv.com.mx). You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future. Accordingly, you should not put undue reliance on these statements. This presentation is not intended to constitute and should not be construed as investment advice. Other Information. Vista routinely posts important information for investors in the Investor Relations support section on its website, www.vistaenergy.com. From time to time, Vista may use its website as a channel of distribution of material information. Accordingly, investors should monitorVista’s Investor Relations website, in addition to followingVista’s press releases, SEC filings, public conference calls and webcasts.

03

Another quarter of strong operational and financial performance



Q3 2022 highlights:

50.7 Mboe/d +26% y-o-y Production (1)	**41.9** Mbbl/d +35% y-o-y Oil Production
333.6 $MM +91% y-o-y Revenues	**7.5** $/boe +2% y-o-y Lifting Cost (2)
162.8 $MM +119% y-o-y CAPEX (3)	**233.7** $MM +127% y-o-y Adj. EBITDA (4)
44.4 $MM (13)% y-o-y Free Cash Flow (5)	**0.5** x (56)% y-o-y Net Leverage Ratio
79.4 $MM +325% y-o-y Adj. Net Income (6)	**0.9** $/sh +335% y-o-y Adj. EPS (7)

(1) Includes natural gas liquids (NGL) and excludes flared gas, injected gas and gas consumed in operations
(2) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration and G&A costs
(3) Property, plant and equipment additions
(4) Adj. EBITDA = Net profit for the period + Income tax expense + Financial income (Expense), net + Depreciation, depletion and amortization + Restructuring and Reorganization expenses + Impairment of long-lived assets + Other adjustments
(5) Free cash flow = Operating activities cash flow + Investing activities cash flow
(6) Adjusted net income/loss = Net profit/loss + Deferred Income Tax + Changes in the fair value of warrants + Impairment of long-lived assets
(6) Adj. EPS = Adj. Net Income divided by weighted average number of ordinary shares

VISTA
ENERGY FOR TOMORROW

04 Vaca Muerta shale oil assets driving strong production growth (1) TOTAL PRODUCTION OIL PRODUCTION NATURAL GAS PRODUCTION Mboe/d Mbbl/d MMm3/d +26% +35% (6)% +13% +11% 1.40 50.7 +14% 1.32 44.8 1.19 41.9 40.3 36.9 31.0 Q3-21 Q2-22 Q3-22 Q3-21 Q2-22 Q3-22 Q3-21 Q2-22 Q3-22 ▪ Production growth driven by tie-in of 2 wells in pad AF-2 in Aguada Federal and 3 pads in Bajada del Palo Oeste ▪ Total shale oil production was 32.1 Mbbl/d, representing 77% of total oil production (1) LPG production in Q3 2022 totaled 462 boe/d, compared to 426 boe/d in Q2 2022 and 519 boe/d in Q3 2021

05

Vaca Muerta development update

Aguada Federal
Core development extension

- First 2 wells showing comparable productivity to Bajada del Palo Oeste. Well AF-102(h) landed in La Cocina delivered an IP-30 of 2.5 Mboe/d and a 120-day cumulative production 20% above BPO type curve [2]
- Completed 4-well pad AF3, tied-in in October
- Completed pipeline connecting to BPO, currently operational

PAD TIE-INS


Aguada Federal
Bajada del Palo Oeste
Bajada del Palo Este
35
30
25
20
40
Pads tied-in to date: BPO BPE AF
Pads to be tied-in during Q4-22: BPO
New Pipeline
Existing Pipeline

Bajada del Palo Oeste
Core development

- Solid performance to date, with 55 wells tied-in and producing on average 5% above our type curve [1]
- Completed and tied-in pads BPO-13 and BPO-14 in Q3-22
- Currently drilling 5-well pad BPO-15, expected to be completed and tied-in during Q4-22
- Expecting to reach 60 wells on production by YE

Bajada del Palo Este
Pilot

- First 2 wells showing robust productivity, with average cumulative production to date 14% above BPO type curve after 180 days [2]
- Initial pilot results lead to the addition of up to 50 new wells in the western part of the block
- Planning to drill 3 additional wells to the East to de-risk block in Q4-22

(1) Compares BPO type curve to average production of first 40 wells in BPO at 180 days, normalized to a standard well design of 2,800 meters lateral length and 47 frac stages per well
(2) Normalized to a standard well design of 2,800 meters lateral length and 47 frac stages well per well

VISTA
ENERGY FOR TOMORROW

06 Implemented key project to reduce well cost Started operating Vista local sand mine and washing plant ▪ Plant located 260 km from BPO ▪ Reduces more than 1,000 km of sand trucking ▪ Currently producing 15,000 Tn/month of sand, 50% of Vista´s sand demand ▪ Designed to fulfill 100% of Vista requirements at full capacity (estimated 1H-23) ▪ Forecasted to reduce well cost by 0.2 $MM ▪ Total capex of 16 $MM, estimated payback in <2 years

07 Strong y-o-y revenue growth, driven by higher oil production and prices REVENUES AVERAGE CRUDE OIL PRICE AVERAGE NATURAL GAS PRICE $MM $/bbl $/MMBtu +91% +7% +34% +13% +14% 333.6 4.4 294.3 4.1 78.4 3.9 76.6 57.0 175.0 175.6 147.0 32.2 Q3-21 Q2-22 Q3-22 Q3-21 Q2-22 Q3-22 Q3-21 Q2-22 Q3-22 Total Revenues Export Revenues ▪ Strong increase y-o-y, driven by ▪ Realized oil prices of 64.2 $/bbl in ▪ Interannual increase driven by sales to 35% boost in oil production and the domestic market and 90.2 $/bbl industrial customers at 4.9 $/MMBtu (1) 34% improvement in realized oil in the export market ▪ Sequential increase driven by Plan Gas prices ▪ Exported 1.9 MMbbl of crude oil, winter price of 4.1 $/MMBtu representing 48% of total oil sales applicable to ~65% of volumes volumes and 56% of total oil revenues (1) Net of export tax. Export price before export tax was 97.4 $/bbl in Q3-22

08

Strong focus on cost control, sequentially reducing lifting cost per boe


LIFTING COST (1)
$MM
+28%
27.2
31.7
34.8
Q3-21
Q2-22
Q3-22


LIFTING COST PER BOE (1)
$/boe
+2%
7.3
7.8
7.5
40.3
44.8
50.7
Q3-21
Q2-22
Q3-22
Lifting cost per boe
Total production (Mboe/d)

- Implemented tactical cost saving initiatives to contain the impact of real-term appreciation of the Argentine Peso
- Dilution of fixed costs through incremental production volumes, leading to a 4% sequential decrease in lifting cost per boe
- Expected production growth for Q4-22 forecasted to deliver lifting cost of 7.5 $/boe for the year

(1) Lifting cost includes production, transportation, treatment and field support services; excludes crude stock fluctuations, depreciation, royalties, direct taxes, commercial, exploration and G&A costs

VISTA ENERGY FOR TOMORROW

09

Doubled Adj. EBITDA y-o-y

ADJ. EBITDA (1)


$MM
+127%
+16%
102.9
202.1
233.7
Q3-21
Q2-22
Q3-22

ADJ. EBITDA MARGIN


%
+11 pp
59%
69%
70%
57.0
78.4
76.6
Q3-21
Q2-22
Q3-22
Adj. EBITDA margin
Realized crude oil price ($/bbl)

NETBACK (2)


$/boe
+80%
27.8
49.5
50.1
Q3-21
Q2-22
Q3-22

- Adj. EBITDA y-o-y increase driven by strong revenue growth amid stable lifting cost
- Netback increased 80% y-o-y, driven by higher realized prices and an increase in oil mix

(1) Adj. EBITDA = Net profit for the period + Income tax expense + Financial income (Expense), net + Depreciation, depletion and amortization + Restructuring and Reorganization expenses + Impairment of long-lived assets + Other adjustments
(2) Netback = Adj. EBITDA (in $MM) divided by total production (in MMboe)

VISTA
ENERGY FOR TOMORROW

10 10 FCF generation coupled with gross debt reduction (1) (3) Q3 2022 CASH FLOW EVOLUTION FREE CASH FLOW $MM $MM (13)% 62.6 51.0 44.4 Beginning of period Operating activities Investing activities Financing activities End of period Q3-21 Q2-22 Q3-22 (2) cash position cash flow cash flow cash flow cash position GROSS DEBT ▪ Operating activities cash flow impacted by monthly advances of $MM Income Tax payment ▪ Investing activities cash flow driven by D&C in Bajada del Palo Oeste and Aguada Federal (3) ▪ YTD Free cash flow reached 140 $MM ▪ Financing activities cash flow reflects repayment of 24.2 $MM of bank loans and 50.0 $MM of bond series II ▪ Net debt stood at 340 $MM resulting in a Net leverage ratio of 0.5x Debt at Q2-22 Bank loan Bond series II Other Debt at Q3-22 repayments repayments LTM Adj. EBITDA at quarter-end (1) Cash is defined as Cash, bank balances and other short-term investments (2) For the purpose of this graph, cash flow used in by financing activities is the sum of: (i) cash flow used in by financing activities for (91.9) $MM; (ii) effect of exposure to changes in the foreign currency rate of cash and cash equivalents for (20.3) $MM; and (iii) the variation in Government bonds for (0.5) $MM (3) Free cash flow = Operating activities cash flow + Investing activities cash flow

11 Closing remarks Delivered strong operational and financial performance, with production up 26% y-o-y, Adj. EBITDA of 234 $MM, YTD Adj. Net Income of 201 $MM and Adj. EPS of 0.9 $/sh for the quarter nd Closed 2 Vaca Muerta development JV with Trafigura, marking a record acreage valuation for the basin and supporting the delivery of our investment plan Warrant amendment proposal approved th on October 4 , an important step to improve our capital structure, favoring a correct price formation of Vista shares Called shareholders meeting for th December 7 to vote on a proposal to approve a second share buyback program, for 25.6 $MM

THANKS! Q&A 12